UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2011

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 RadioShack Circle, Mail Stop CF3-203, Fort Worth, Texas 76102

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 415-3011

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2011, RadioShack Corporation (the “Company”) announced the appointment of Dorvin D. Lively as its Executive Vice President - Chief Financial Officer and Chief Administrative Officer, effective August 15, 2011. Mr. Lively, who is 53, joins the Company from Ace Hardware Corporation, a retail hardware cooperative, where he served as Senior Vice President and Chief Financial Officer from March 2008 to December 2010, and Executive Vice President and Chief Financial Officer from December 2010 to August 2011. From 2004 to 2008, Mr. Lively served as Executive Vice President and Chief Financial Officer of Maidenform Brands, Inc., an intimate apparel company. From 2001 to 2004, he served as Senior Vice President and Corporate Controller of Toys R Us, Inc., a toy and juvenile products retailer. Mr. Lively previously held accounting and finance-related positions with Reader’s Digest Association, Inc., Silverado Foods, Inc. and Pepsi-Cola International Limited (U.S.A.). Earlier in his career, Mr. Lively worked for the Financial Accounting Standards Board for two years, and for Arthur Andersen LLP for ten years, where he served as a Senior Audit Manager. A copy of the press release announcing Mr. Lively’s appointment is attached as Exhibit 99.1.

There is no family relationship between Mr. Lively and any other executive officer or director of the Company, and there is no arrangement or understanding with any other person under which he was appointed. All executive officers of RadioShack are appointed by the Board of Directors to serve until their successors are appointed. There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Lively has a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Lively’s appointment as Executive Vice President - Chief Financial Officer and Chief Administrative Officer of the Company, the following sets forth his base salary and sign-on bonus and information regarding his stock option and restricted stock grants:

Base Salary:	$625,000
Sign-On Bonus:	$100,000
Stock Options (1):	$ 50,000
Restricted Stock (2):	11,867	shares

(1)

The number of shares of the Company’s common stock subject to the option will be determined by dividing $50,000 by the Black-Scholes value as of August 15, 2011 (the “Grant Date”) of an option to purchase one share of the stock on the terms set forth in the option agreement. The exercise price per share will be equal to the fair market value (defined as the average of the high and low trading prices on the New York Stock Exchange on a given trading day) of a share of the Company’s common stock on the Grant Date. The options will vest on each of the first three anniversaries of the Grant Date, in increments of one-third of the number of options granted, provided Mr. Lively is then employed by the Company or one of its subsidiaries. Unless terminated sooner according to the terms of the Company’s 2009 Incentive Stock Plan, the options will expire seven years after the Grant Date.

(2)

The restricted stock will vest on each of the first three anniversaries of the Grant Date, in increments of one-third of the number of shares granted, provided Mr. Lively is then employed by the Company or one of its subsidiaries.

In addition, Mr. Lively will participate in the Company’s 2011 annual bonus plan, which was established pursuant to the RadioShack 2009 Annual and Long-Term Incentive Compensation Plan, approved by stockholders at the Company’s 2009 annual meeting (the “2009 Plan”). Mr. Lively’s target annual bonus for 2011 is equal to 85% of his base salary, and is based on the performance measures and performance targets for the 2011 annual bonus approved by the Management Development and Compensation Committee of the Board of Directors (“MD&C Committee”) on February 4, 2011 for certain of the Company’s other executive officers. In addition to his sign-on bonus referenced above, Mr. Lively is guaranteed a minimum annual bonus for 2011 equal to his target annual bonus, prorated for the period beginning on August 15, 2011 and ending on December 31, 2011.

Mr. Lively will also participate in the Company’s 2010 long-term incentive plan for 2010 through 2012 (the “2010 LTIP”) and the Company’s 2011 long-term incentive plan for 2011 through 2013 (the “2011 LTIP”), each established pursuant to the 2009 Plan. Mr. Lively’s target compensation under the 2010 LTIP is $300,000, and his target compensation under the 2011 LTIP is $500,000. The 2010 LTIP and 2011 LTIP are based on the performance measure and performance targets approved by the MD&C Committee when these long-term incentive plans were established.

Subject to the approval of the MD&C Committee at its meeting in February 2012, Mr. Lively will also participate in the Company’s 2012 long-term incentive plan for 2012 through 2014 (the “2012 LTIP”). His target compensation under the 2012 LTIP is anticipated to be a minimum of $625,000.

Mr. Lively will also receive relocation and transitional assistance and certain other benefits customarily provided to the Company’s executive officers, and be eligible to participate in the Company’s 401(k) Plan, Officers’ Severance Program, and Termination Protection Plan.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.

99.1	Press Release, dated August 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RadioShack Corporation
(Registrant)

Date: August 15, 2011	/s/ James F. Gooch
James F. Gooch
President and
Chief Executive Officer
(principal executive officer)

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Press Release, dated August 15, 2011.